Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Seagen Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$44,734,994,059.40(1)(2)	0.0001102	$4,929,796.35(3)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$44,734,994,059.40

Total Fees Due for Filing			$4,929,796.35

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$4,929,796.35

(1)	Aggregate number of securities to which transaction applies:

As of April 7, 2023, the maximum number of shares of our common stock to which this transaction applies is estimated to be 197,795,908, which consists of:

(a)	187,314,347 shares of our common stock entitled to receive the merger consideration of $229.00;

(b)	5,587,045 shares of our common stock underlying stock options entitled to receive the excess, if any, of the merger consideration of $229.00 over the applicable per share exercise price;

(c)

4,020,183 shares of our common stock underlying restricted stock units entitled to receive either the merger consideration of $229.00 or a cash-based award with respect to an amount in cash equal to the merger consideration of $229.00;

(d)

851,078 shares of our common stock underlying performance-based share units entitled to receive either the merger consideration of $229.00 or a cash-based award with respect to an amount in cash equal to the merger consideration of $229.00; and

(e)

23,255 shares of our common stock reserved for issuance under the employee stock purchase plan entitled to receive either the merger consideration of $229.00 or a cash-based award with respect to an amount in cash equal to the merger consideration of $229.00.

(2)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purposes of calculating the filing fee, as of April 7, 2023, the underlying value of the transaction was calculated as the sum of:

(a)	the product of 187,314,347 shares of our common stock and the merger consideration of $229.00;

(b)

the product of 5,587,045 share of our common shares underlying stock options and $128.72, which is the difference between the merger consideration of $229.00 and the stock options’ weighted-average exercise price of $100.28;

(c)	the product of 4,020,183 shares of our common stock underlying restricted stock units and the merger consideration of $229.00;

(d)	the product of 851,078 shares of our common stock underlying performance-based share units and the merger consideration of $229.00; and

(e)	the product of 23,255 shares of our common stock reserved for issuance under the employee stock purchase plan and the merger consideration of $229.00.

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001102.